SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Of the Securities Exchange Act of 1934
(Amendment No.  )

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Filed by a Party other than the Registrant	[_]

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(as Permitted by Rule 14a-6(e)(2))
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[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Murphy Oil Corporation Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

To the Stockholders of
Murphy Oil Corporation:

The Annual Meeting of Stockholders of MURPHY OIL CORPORATION will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 8, 2002, at 10:00 a.m., Central Daylight Time, for the following purposes:

1. To	elect directors to serve for the ensuing year.

2. To	vote upon the Company’s Annual Incentive Compensation Plan and approve the performance criteria thereof.

3. To	vote upon the performance criteria for the Long-Term Incentive Plan.

4. To	approve or disapprove the action of the Board of Directors in appointing KPMG LLP as the Company’s independent auditors for 2002.

5. To	transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 11, 2002, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

WALTER K. COMPTON
Secretary

El Dorado, Arkansas
March 26, 2002

PROXY STATEMENT

March 26, 2002

SOLICITATION

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 8, 2002. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 26, 2002.

The complete mailing address of the Company’s principal executive offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, we will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; FOR approval of the Company’s Annual Incentive Compensation Plan and the performance criteria thereof; FOR approval of the performance criteria for the Long-Term Incentive Plan; and FOR approval of the appointment of KPMG LLP as the Company’s independent auditors.

VOTING SECURITIES

On March 11, 2002, the record date for the meeting, the Company had outstanding 45,659,603 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 3,115,564 shares of treasury stock. Information as to Common Stock Ownership of certain beneficial owners and management is set forth in the tables on page 5 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

ELECTION OF DIRECTORS

One director, Mr. Basil R. R. Butler, has attained retirement age and will not stand for reelection. Due to his retirement, the by-laws of the Company, which currently provide for eleven directors, have been amended effective May 8, 2002 to provide for ten directors who will be elected at the Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. The by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the ten nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management’s nominees were elected at the last Annual Meeting of Stockholders. The names of the nominees, and certain information as to them, are as follows:

Name and age	Principal occupation or employment	Director since	Other directorships
George S. Dembroski§†* Toronto, Ontario, Canada Age: 67	Vice Chairman, Retired, RBC Dominion Securities, an investment banking firm; Vice Chairman, RBC Dominion Securities from June, 1981 to January 31, 1998.	1995	Cameco Corporation Saskatoon, Saskatchewan, Canada Extendicare Inc. Markham, Ontario, Canada

Claiborne P. Deming§ El Dorado, Arkansas Age: 47	President and Chief Executive Officer of the Company.	1993	Entergy Corporation New Orleans, Louisiana

H. Rodes Hart†* Nashville, Tennessee Age: 70	Chairman and Chief Executive Officer, Franklin Industries Inc., engaged in the manufacture of brick and industrial minerals.	1975	None

Robert A. Hermes*# Houston, Texas Age: 62	Chairman of the Board, Purvin & Gertz, Inc., an international energy consulting firm, since January 1, 2000; President, Purvin & Gertz, Inc. from 1987 to December 31, 1999.	1999	None

Michael W. Murphy* El Dorado, Arkansas Age: 54	President, Marmik Oil Company, engaged in exploration for and production of oil and gas. President, Murphy Motor Co., engaged in automobile dealerships.	1977	Regions Financial Corp. Birmingham, Alabama

R. Madison Murphy§ El Dorado, Arkansas Age: 44	Chairman of the Board of the Company.	1993	Deltic Timber Corporation El Dorado, Arkansas BancorpSouth Tupelo, Mississippi

William C. Nolan, Jr.§†* El Dorado, Arkansas Age: 62	Partner, Nolan and Alderson, Attorneys.	1977	None

William L. Rosoff * New York, New York Age: 55	Senior Vice President and General Counsel of Marsh & McLennan Companies, Inc. since October 10, 2000. Marsh & McLennan through subsidiaries is a provider of risk and insurance services, investment management services and global consulting services. Partner with Davis, Polk & Wardwell from 1985 to 1998 and again from February, 2000 to October, 2000. Senior Vice President and General Counsel of RJR Nabisco, Inc. from 1998 to October, 1999.	2001	None

Name and age	Principal occupation or employment	Director since	Other directorships
David J. H. Smith*# Maidstone, Kent, England Age: 60	Chief Executive Officer, Retired, Whatman plc, a life-sciences company, since September, 2001; Chief Executive Officer of Whatman from 1996 to September, 2001.	2001	None
Caroline G. Theus§*# Alexandria, Louisiana Age: 58	President, Inglewood Land and Development Company, a farming and land holding corporation. President, Keller Enterprises, LLC which manages investments and real estate holdings.	1985	None

§	Executive Committee
†	Audit Committee
*	Executive Compensation and Nominating Committee
#	Public Policy and Environmental Committee

Claiborne P. Deming, Michael W. Murphy, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are all related by blood. Michael W. Murphy and R. Madison Murphy are brothers. Claiborne P. Deming, William C. Nolan, Jr. and Caroline G. Theus are first cousins of each other and of Michael W. Murphy and R. Madison Murphy. These five directors, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 25% of the outstanding Common Stock of the Company and may be considered the controlling persons of the Company. See also “Security Ownership of Management” on page 5.

Committees

The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Nominating Committee, and the Public Policy and Environmental Committee.

The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session.

The Audit Committee’s functions include an oversight role for the Company’s financial statements and review of the results and scope of the work of the Company’s independent auditors and the Company’s internal Auditing Division. This committee meets with representatives of the independent auditors and with members of the internal Auditing Division for these purposes.

The Executive Compensation and Nominating Committee administers the Company’s 1992 Stock Incentive Plan and the Annual Incentive Compensation Plan and reviews generally the compensation of all executive and key personnel of the Company and subsidiaries. This committee specifically determines the compensation of the Chairman of the Board, the President, and certain other officers. Other duties and authority of the Executive Compensation and Nominating Committee, as fixed by the Board of Directors, are as follows:

“The Executive Compensation and Nominating Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; review and propose to the Board criteria for Board membership and responsibilities; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board membership as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Board of Directors retirement policy as may be deemed appropriate in light of contemporary standards; and propose to the Board on or before the February meeting of each year a slate of directors for submission to the stockholders at the annual meeting.”

Stockholders desiring to recommend candidates for membership on the Board of Directors for consideration by the Executive Compensation and Nominating Committee should address their recommendations to: Executive Compensation and Nominating Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

The Public Policy and Environmental Committee provides review and oversight of the Company’s policies, programs and practices with regard to environmental, health and safety compliance and in relation to public issues.

Meetings and Attendance

During 2001 there were six meetings of the Board of Directors, ten meetings of the Executive Committee, six meetings of the Audit Committee, one meeting of the Executive Compensation and Nominating Committee, and two meetings of the Public Policy and Environmental Committee. All nominees attended a minimum of 75% of the total number of meetings of the Board of Directors and committees on which they served.

Compensation of Directors

The Company has a standard arrangement for compensation of directors who are not also employees of the Company. Under this arrangement, for fiscal year 2001, nonemployee directors were compensated at the rate of $30,000 per annum plus $1,000 for each meeting attended of the Board, the Audit Committee, the Executive Compensation and Nominating Committee, or the Public Policy and Environmental Committee. The Chairman of the Board is paid the aforementioned plus an additional $75,000 per annum. No compensation is paid for attendance at meetings of the Executive Committee. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The Company adopted a retirement plan for nonemployee directors (the “Director Retirement Plan”) effective May 1, 1994. The Director Retirement Plan provides a retirement benefit to any nonemployee director with at least five (5) years of service if retirement occurs at or after the age of 72, or with at least ten (10) years of service if retirement occurs prior to the age of 72. The Director Retirement Plan will pay an annual benefit equal to the annual retainer in effect at the time of the director’s retirement. Benefits will be paid for a period equal to years of service. Payment of retirement benefits will be in the form of quarterly payments which will commence on the first day of the calendar quarter following the later of the director’s attainment of age 65 or actual retirement from the Board. If a director dies prior to retirement from the Board, no benefits will be paid under this plan. In the event a director dies after retirement from the Board, benefits will be paid to the surviving spouse, but in no event will the total of such benefits exceed ten (10) years. If there is no surviving spouse, no benefits will be paid to any other party, beneficiary or estate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and its executive officers are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. In 2001, all officers and directors satisfied their filing requirements except one Form 4 was not filed on a timely basis for Michael W. Murphy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2001, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock:

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage

BancorpSouth, Inc.	2,376,614	(2)	5.2%
One Mississippi Plaza
Tupelo, MS 38804

Capital Research and Management Company	5,398,600	(3)	11.9%
333 South Hope Street
Los Angeles, CA 90071
(1)   Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s 13G filing for the period ended December 31, 2001.
(2)   Shares reported are held in various trust accounts of which a subsidiary of the filing person is a trustee. Total includes 52,961 sole voting and investment power shares and 2,323,653 shared voting and investment power shares.
(3)   An investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All shares are sole investment power shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of February 28, 2002, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executives (as hereinafter defined), and directors and executive officers as a group:

Name	Amount and nature of beneficial ownership(1)		Percent of outstanding (if greater than one percent)
Basil R. R. Butler	2,000		—
George S. Dembroski	—		—
Claiborne P. Deming	1,580,257	(2)(3)(6)	3.5
H. Rodes Hart	172,670		—
Robert A. Hermes	2,000		—
Michael W. Murphy	329,027	(4)	—
R. Madison Murphy	2,854,329	(4)	6.3	(4)
William C. Nolan, Jr.	608,967		1.3
William L. Rosoff	1,000		—
David J. H. Smith	2,000		—
Caroline G. Theus	956,038		2.1
Herbert A. Fox, Jr.	44,663	(2)(3)	—
Enoch L. Dawkins	17,465	(2)(3)	—
Steven A. Cossé	46,837	(2)(3)	—
Bill H. Stobaugh	23,526	(2)(3)	—
Directors and executive officers as a group	6,683,035	(2)(3)(5)	14.6	(5)

(1)	Includes common stock held by directors and officers or by their spouses and other household members for which the directors and officers have sole or shared voting or investment power.
(2)	Includes shares subject to options exercisable within sixty days in the following amounts: Deming 120,000; Fox 17,500; Dawkins -0-; Cossé 32,500; and Stobaugh 13,000.
(3)
Includes shares of Restricted Stock awarded in 1998 pursuant to the Company’s 1992 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipient is entitled to vote such shares upon their issuance.

(4)	Includes shares for which voting and/or investment power is shared between Michael W. Murphy and R. Madison Murphy.
(5)	In computing the aggregate number of shares owned by directors and officers as a group, the same shares have not been counted more than once.
(6)	Includes 831,918 shares for which Mr. Deming acts as co-trustee.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the individual who served as the Company’s chief executive officer during 2001 and the four other most highly compensated executive officers of the Company at the end of 2001 (collectively, the “Named Executives”):

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards		All other compensation ($)(4)
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Restricted stock awards ($)(3)	Securities underlying options
Claiborne P. Deming	2001	791,671	900,000	—	50,000	144,795
President and Chief Executive Officer	2000	691,674	650,000	—	30,000	58,265
Murphy Oil Corporation	1999	600,000	351,000	—	20,000	52,855

Herbert A. Fox, Jr.	2001	432,084	350,000	—	—	415,648
Executive Vice President	2000	394,174	250,000	—	20,000	32,052
Worldwide Downstream Operations Murphy Oil Corporation	1999	330,000	150,000	—	—	28,408

Enoch L. Dawkins	2001	430,000	325,000	—	—	74,600
President, Murphy Exploration &	2000	372,917	250,000	—	—	30,991
Production Company (a 100% subsidiary)	1999	341,669	175,000	—	15,000	28,993

Steven A. Cossé	2001	356,250	300,000	—	30,000	70,907
Senior Vice President and General Counsel	2000	312,917	200,000	—	20,000	27,991
Murphy Oil Corporation	1999	290,004	130,000	—	15,000	26,404

Bill H. Stobaugh	2001	240,006	150,000	—	17,500	38,177
Vice President	2000	207,504	75,000	—	15,000	14,492
Murphy Oil Corporation	1999	190,002	50,000	—	12,500	11,186

(1)	Includes amounts of cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2)
Bonuses were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported bonuses as a component of compensation expense in the prior year.

(3)
Dividends are being paid on restricted stock at the same rate paid to all shareholders. Awards are subject to performance-based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. None of the restricted stock awards vest in under five years from the date of grant. Based on the results of specified financial objectives, approximately one-half of restricted stock awards granted in 1996 were forfeited effective December 31, 2000. On December 31, 2001, Mr. Deming held a total of 10,000 nonvested restricted shares having a then current value of $840,400; Messrs. Fox, Dawkins and Cossé each held a total of 5,000 nonvested restricted shares having a then current value of $420,200; and Mr. Stobaugh held a total of 2,500 nonvested restricted shares having a then current value of $210,100.

(4)	The total amounts shown in this column for 2001 consist of the following:
Mr. Deming: $15,000 — Dividends on nonvested restricted stock; $39,576 — Company contributions to defined contribution plans; $89,211 — Company-paid taxes on value of restricted stock awards that vested in 2000; and $1,008 — Benefit attributable to Company-provided term life insurance policy.
Mr. Fox: $7,500 — Dividends on nonvested restricted stock; $21,606 — Company contributions to defined contribution plans; $44,590 — Company-paid taxes on value of restricted stock awards that vested in 2000; $1,008 — Benefit attributable to Company-provided term life insurance policy; and $340,944 — retirement deferral payment.
Mr. Dawkins: $7,500 — Dividends on nonvested restricted stock; $21,502 — Company contributions to defined contribution plans; $44,590 — Company-paid taxes on value of restricted stock awards that vested in 2000; and $1,008 — Benefit attributable to Company-provided term life insurance policy.
Mr. Cossé: $7,500 — Dividends on nonvested restricted stock; $17,809 — Company contributions to defined contribution plans; $44,590 — Company-paid taxes on value of restricted stock awards that vested in 2000; and $1,008 — Benefit attributable to Company-provided term life insurance policy.
Mr. Stobaugh: $3,750 — Dividends on nonvested restricted stock; $11,124 — Company contributions to defined contribution plans; $22,295 — Company-paid taxes on value of restricted stock awards that vested in 2000; and $1,008 — Benefit attributable to Company-provided term life insurance policy.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Shown below is information with respect to stock options exercised in fiscal 2001 and the fiscal year-end value of unexercised options for the Named Executives:

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at FY-end (#)		Value of unexercised in-the-money options at FY-end ($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
Claiborne P. Deming	—	$—	141,280	90,000	$4,994,827	$2,414,661
Herbert A. Fox, Jr.	15,000	514,669	30,000	20,000	830,419	541,424
Enoch L. Dawkins	52,500	1,826,419	—	7,500	—	362,644
Steven A. Cossé	15,000	662,606	37,500	57,500	1,045,125	1,575,468
Bill H. Stobaugh	11,250	360,253	10,500	38,750	356,608	1,099,921

* Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 2001 to the Named Executives:

Option Grants in Last Fiscal Year

	Individual grants
Name	Number of securities underlying options granted (#)(1)(2)	% of total options granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	Grant date present value ($)(3)
Claiborne P. Deming	50,000	9.65%	$61.66	02/06/11	$720,000
Herbert A. Fox, Jr.	—	—	—	—	—
Enoch L. Dawkins	—	—	—	—	—
Steven A. Cossé	30,000	5.79%	61.66	02/06/11	432,000
Bill H. Stobaugh	17,500	3.38%	61.66	02/06/11	252,000

(1)	No stock appreciation rights were granted in 2001.
(2)	Options granted in 2001 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant.
(3)
Values were based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables and in 2001 included the following:

• Risk-free rate of return	4.93%
• Stock volatility	26.34%
• Dividend yield	2.84%
• Expected life of option	5 years

Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 2001 have been valued at $14.40 per share as of the grant date.

COMPENSATION COMMITTEE REPORT FOR 2001

The Executive Compensation and Nominating Committee (the Committee) of the Board of Directors of the Company, which is comprised entirely of independent outside directors, has prepared this Compensation Committee Report which describes the guiding principles followed by the Company in establishing its pay practices and reviews compensation decisions which were made during 2001 affecting the Named Executives.

Executive Compensation Philosophy and Principles

The Company’s executive compensation programs and plans are based on principles designed to align the interests of executives with those of stockholders and provide a direct link with the Company’s values, objectives, business strategy and financial results. The following general guidelines have been adopted by the Committee and have been used as the basic architecture for all executive compensation and benefit arrangements for the Company:

•
All programs are directed toward attracting and retaining key executives who are critical to the long-term success of the Company and each of its business units and who exhibit a high degree of business responsibility, personal integrity and professionalism.

•	These programs are designed to reward executives for both the short-term and long-term achievements of Company and business unit objectives that lead to the enhancement of shareholder value.

•
All pay and benefit programs are intended to be competitive within each industry segment, with upside opportunity and downside risk linked to the achievement of annual and long-term performance objectives which are regularly reviewed and approved by the Committee.

At the present time, executive compensation programs consist of base salary, an annual cash incentive plan and long-term incentives in the form of both stock options and performance-based restricted stock. The executive benefits that are offered are typical of those provided by others in the industry. Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility for remuneration to the Named Executives in excess of $1 million. Certain performance-based compensation is excluded from the calculation of remuneration for this purpose. Since it is the Company’s intent to maintain the deductibility of compensation resulting from payments to Named Executive Officers under the Company’s Annual Incentive Compensation Plan and Long-Term Incentive Compensation Plan (including the performance-based restricted stock component) shareholders are being asked to approve the performance criteria for both plans. Each of these plans, along with base salary practices, is briefly discussed in the following sections.

Base Salary Practices

The Named Executives and other employees are compensated within established salary range guidelines that are generally based on similar positions in companies that are comparable to the Company in size, complexity, and industry orientation. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. Each year, the Company participates in salary surveys within each industry segment and from time to time uses the services of outside consultants to further supplement its competitive information. The petroleum industry surveys in which the Company participates contain corporations that the Committee believes are representative of the Company’s labor market for management talent. The surveys are conducted by major compensation consulting firms. Many of the companies in the surveys are included in the S&P Oil (Domestic Integrated) Index line on the performance graph as shown on page 11. The Committee generally targets the base salary of most officers to be at or near the median (50th percentile) of the competitive market. The actual salaries and the amount of increases for 2001 for the Named Executives were near the median levels of the salaries in the referenced surveys. The base salary of most officers is reviewed annually, with the amount of any increases reflecting factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. In determining base salary and increase in salaries, the most important criteria in the Committee’s analysis are marketplace comparisons and individual performance. Overall corporate performance, including the Company’s improvement in earnings and total shareholder return, were also considered by the Committee in making salary adjustments in 2001.

Annual Incentive Compensation Program

The Company’s annual incentive compensation plan follows many of the precepts of economic value added and measures the Company’s ability to earn a return on capital that exceeds the weighted average cost of capital as well as the improvement in the Company’s return on capital. The specific performance measure used for the 2001 performance year was developed based upon a projection of the Company’s weighted average cost of capital. All participants in the plan, including the Named Executives, were measured on this corporate-wide measure of Company performance. In 2001, the Company met its return on capital employed performance target and therefore achieved its targeted payout. As a result, the Named Executives received annual incentive awards for the 2001 plan year under the plan’s formula.

The text of the Annual Incentive Compensation Program is attached as Exhibit A. The Committee recommends approval of the plan, which retains the return on capital employed performance criteria described above and provides that, in no event, will a participant receive an annual award in excess of $3 million.

Long-Term Incentive Compensation

Under the 1992 Stock Incentive Plan (the 1992 Plan) as approved by the Company’s stockholders, long-term incentives may be provided through stock options, stock appreciation rights and performance-based restricted stock, all designed to increase the stock ownership of management and link these key individuals directly to stockholders. All long-term incentive awards granted during 2001 were granted under the 1992 Plan. Where appropriate, the Committee uses the Black-Scholes option valuation model to determine the expected value of stock options. Under the 1992 Plan, the Committee may award up to one percent of the total issued and outstanding shares as of December 31 of the immediately preceding year for executive long-term incentives. The 1992 Plan also has a carry forward feature which allows the Committee to use unawarded shares from years that were below the limitation on maximum number of shares to grant awards in a particular year that may exceed the annual limitation. In 2001, the Company made grants which were 1.15% of total Company shares outstanding.

A stock option granted under the 1992 Plan gives the executive the right to purchase a specified number of shares of the Company’s Common Stock at an option price equal to the market price on the date the option was granted. Options, which may be either nonqualified stock options or incentive stock options, vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant. The size of option grants awarded each year is based on competitive practices in general industry using comparative data provided by a major compensation consulting firm. The Company’s stock option grants in 2001 were generally between the 25th and 50th percentile levels of general industry practices. In addition, the Committee considers the total number of grants each executive has been awarded in recent years in determining whether to grant additional stock options or performance-based restricted stock. Nonqualified stock options were granted in 2001 to certain Named Executives; however, no stock appreciation rights were granted in 2001.

On a biennial basis, the Company may grant performance-based restricted shares to key executives, including the Named Executives. These restricted share grants are totally performance-based in that the restrictions will only be lifted and the shares earned in the event that the Company meets or exceeds its performance target. The performance target for restricted share grants is the Company’s total shareholder return as compared to a selected peer group of integrated oil and gas companies over a stated performance period. During this five year performance period executives are extended voting and dividend rights on their restricted shares. No performance-based restricted shares were granted in 2001 to the Named Executives.

In 1997, the stockholders of the Company approved amendments to the plan including specification of the performance criteria. The Committee recommends approval of the continued use of the Company’s total shareholder return as compared to that of a selected peer group of oil and gas companies over a stated performance period as the performance criteria for restricted shares.

Discussion of 2001 Compensation for the President and Chief Executive Officer

Claiborne P. Deming served as President and Chief Executive Officer of the Company for fiscal year 2001. During 2001, the Committee made the following determinations regarding Mr. Deming’s compensation:

Mr. Deming received a base salary adjustment during 2001. With this salary adjustment, Mr. Deming’s base salary approaches the median (50th percentile) of the competitive market as reported to the Committee by a major consulting firm.

As noted earlier, the Company restructured its annual incentive compensation plan in 1996 to focus upon financial performance, as measured by return on capital employed, which should lead to the enhancement of shareholder value. As a participant in the plan during 2001, Mr. Deming earned an annual incentive award of $900,000. The performance criteria of the plan was the Company’s 2001 return on capital employed.

In 2001, Mr. Deming received a grant of 50,000 nonqualified stock options at an exercise price of $61.66, which was the fair market value of the Company’s stock on the date of the grant. These options will vest 50% two years from the date of grant and 100% three years from the date of grant. The option grant was made in recognition of both Mr. Deming’s performance and that of the Company in 2001. Mr. Deming’s grant was below the 25th percentile of competitive practice based upon competitive compensation data provided by a major compensation consulting firm. The compensation consulting firm assisted the Committee in determining the size of the stock option grant to Mr. Deming and all other Company executives.

The Executive Compensation and Nominating Committee members during 2001 were, and this Compensation Committee Report is submitted by, Messrs. Butler, Dembroski, Hart, Hermes, M. W. Murphy, Nolan, Rosoff, Smith, and Ms. Theus.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor’s 500 Stock Index (S&P 500 Index) and the S&P Oil (Domestic Integrated) Index.

	1996	1997	1998	1999	2000	2001

Murphy Oil Corporation	$100	$113	$88	$127	$137	$194
S&P 500 Index	100	133	171	208	189	166
S&P Oil (Domestic Integrated) Index	100	120	97	118	139	149

Data are provided by Bloomberg L.P.

RETIREMENT PLANS

The following table shows the estimated annual pension benefit payable, at age 65, under Murphy Oil Corporation’s Retirement Plan at December 31, 2001 for the compensation and length of service indicated. The amounts shown are subject to reduction for social security benefits.

Pension Plan Table—Murphy Oil Corporation Plan

	Years of Service
Remuneration(1)	15		20		25		30		35		40
$ 200,000	$48,000		$64,000		$80,000		$96,000		$112,000		$128,000
400,000	96,000		128,000		160,000	(2)	192,000	(2)	224,000	(2)	256,000	(2)
600,000	144,000	(2)	192,000	(2)	240,000	(2)	288,000	(2)	336,000	(2)	384,000	(2)
800,000	192,000	(2)	256,000	(2)	320,000	(2)	384,000	(2)	448,000	(2)	512,000	(2)
1,000,000	240,000	(2)	320,000	(2)	400,000	(2)	480,000	(2)	560,000	(2)	640,000	(2)
1,200,000	288,000	(2)	384,000	(2)	480,000	(2)	576,000	(2)	672,000	(2)	768,000	(2)
1,400,000	336,000	(2)	448,000	(2)	560,000	(2)	672,000	(2)	784,000	(2)	896,000	(2)
1,600,000	384,000	(2)	512,000	(2)	640,000	(2)	768,000	(2)	896,000	(2)	1,024,000	(2)
1,800,000	432,000	(2)	576,000	(2)	720,000	(2)	864,000	(2)	1,008,000	(2)	1,152,000	(2)

(1)   During 2001, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $170,000 (increases to $200,000 for 2002). Remuneration is the highest consecutive three year average compensation which includes the participant’s salary and bonus.

(2)   Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 2001, the maximum benefit allowable was $140,000 (increases to $160,000 for 2002).

A portion of the benefits shown above would be paid under the Company’s Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

The estimated credited years of service for Messrs. Deming, Fox, Dawkins, Cossé and Stobaugh are twenty-three years, thirty-two years, thirty-six years, twenty-two years and seven years, respectively.

As of January 1, 1992, employees of Murphy Exploration & Production Company, formerly named Ocean Drilling & Exploration Company (ODECO), began participating in the Company’s plans. Prior to that time such employees participated in similar plans of ODECO. Employees of the Company or one of its 100% owned subsidiaries who were previously included in the ODECO Retirement Plan may receive a benefit upon retirement which is based on a combination of the Company and ODECO plans. The following table indicates the estimated annual benefit computed on a straight life annuity basis payable, at age 65, under the ODECO plan for the salary and length of service indicated:

Pension Plan Table—ODECO Plan

	Years of Service
Remuneration(1)	15		20		25		30		35		40
$200,000	$59,352		$79,082		$98,812		$118,542		$138,272		158,002	(2)
300,000	89,352		119,082		148,812	(2)	178,542	(2)	208,272	(2)	238,002	(2)
400,000	119,352		159,082	(2)	198,812	(2)	238,542	(2)	278,272	(2)	318,002	(2)
500,000	149,352	(2)	199,082	(2)	248,812	(2)	298,542	(2)	348,272	(2)	398,002	(2)
600,000	179,352	(2)	239,082	(2)	298,812	(2)	358,542	(2)	418,272	(2)	478,002	(2)
700,000	209,352	(2)	279,082	(2)	348,812	(2)	418,542	(2)	488,272	(2)	558,002	(2)
800,000	239,352	(2)	319,082	(2)	398,812	(2)	478,542	(2)	558,272	(2)	638,002	(2)

(1)
During 2001, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $170,000 (increases to $200,000 for 2002). Remuneration is the highest consecutive three year average compensation which includes the participant’s salary.

(2)
Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 2001, the maximum benefit allowable was $140,000 (increases to $160,000 for 2002).

The above tables do not reflect any reductions in retirement benefits that would result from the selection of one of either plan’s various available survivorship options nor the actuarial reductions required by the plans for retirement earlier than age 62.

It is not feasible to calculate the specific amount attributable to the plans in respect to each employee. The Company had no required contributions to the retirement plans in 2001, and therefore, no contributions were made.

APPROVAL OF THE COMPANY’S ANNUAL INCENTIVE COMPENSATION PLAN AND THE PERFORMANCE CRITERIA THEREOF

The Company’s Annual Incentive Compensation Plan was adopted in 1993 and restructured in 1996 to follow many of the precepts of economic value added and measure the Company’s earnings compared to a target return on capital employed. In order to comply with Section 162(m) of the U.S. Internal Revenue Code, stockholders are being asked to approve both the plan (which has been restated as the 2002 Annual Incentive Compensation Plan and is attached as Exhibit A and incorporated by reference) and the performance criteria thereof.

The Board of Directors recommends a vote FOR this proposal.

The following table shows the dollar value of incentive bonuses paid to the following in 2002 related to 2001 under the Company’s Annual Incentive Compensation Plan:

Name and principal position	Dollar value ($)
Claiborne P. Deming	$900,000
President and Chief Executive Officer Murphy Oil Corporation

Herbert A. Fox, Jr.	350,000
Executive Vice President Worldwide Downstream Operations Murphy Oil Corporation

Enoch L. Dawkins	325,000
President, Murphy Exploration & Production Company (a 100% subsidiary)

Steven A. Cossé	300,000
Senior Vice President and General Counsel Murphy Oil Corporation

Bill H. Stobaugh	150,000
Vice President Murphy Oil Corporation

Executive Officer Group	2,425,000

Non-Executive Director Group	—

Non-Executive Officer Employee Group	5,609,000

APPROVAL OF THE PERFORMANCE CRITERIA FOR THE LONG-TERM INCENTIVE PLAN

The Company’s Long-Term Incentive Plan, the 1992 Stock Incentive Plan (“the 1992 Plan”), was approved by the Company’s stockholders in 1992. Eligible employees include executives, officers and other key employees. In 1997, stockholders approved amendments which specified the performance criteria for the performance-based restricted shares; provided that a maximum of 50,000 shares of restricted stock per year may be granted to any one employee; and provided for a maximum of 100,000 shares of common stock for which Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights may be granted to any one employee for any calendar year. In order to comply with Section 162(m) of the U.S. Internal Revenue Code, stockholders are being asked to approve the continued use of the Company’s total shareholder return as compared to that of a selected peer group of oil and gas companies over a stated performance period as the performance criteria for restricted shares issued pursuant to the 1992 plan.

The Board of Directors recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company has been established to implement and to support the Board’s oversight function with respect to the Company’s financial reporting, accounting policies, internal controls and independent outside auditors. The Audit Committee Charter was adopted by the Board on May 10, 2000. The Audit Committee met six times in 2001. All of the members of the Audit Committee are independent under the rules of the New York Stock Exchange.

In connection with the Company’s December 31, 2001 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor’s independence. Fees for services provided by the Company’s principal accountant, KPMG LLP, for the year ended December 31, 2001 were as follows:

Audit fees	$606,000
Financial information systems design and implementation fees	$—
All other fees:
Other audit-related fees	$85,000	(a)
Other non-audit services	330,000	(b)

Total all other fees	$415,000

(a)	Other audit-related fees consisted primarily of audits of employee benefit plans, statutory audits required for foreign subsidiaries, and other reports primarily required by U.S. government agencies.

(b)	Other non-audit related services primarily related to income tax and sales and use tax consultation in the U.S., Canada and the U.K.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee members during 2001 were Messrs. Dembroski (Chairman), Hart and Nolan.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors desires that the stockholders indicate their approval or disapproval of the Board’s action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 2002. KPMG LLP has been serving the Company and its subsidiaries as independent auditors for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

In the event a majority of the stockholders voting should indicate disapproval of the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2002 will be permitted to stand unless the Board finds other good reason for making a change.

The Board of Directors recommends that shareholders vote FOR approval of the appointment of KPMG LLP as independent auditors for the year 2002. Proxies solicited on behalf of the Board will be voted FOR this proposal.

STOCKHOLDER PROPOSALS

Stockholder proposals for the Annual Meeting of Stockholders in the year 2003 must be received by the Company at its executive offices on or before November 27, 2002 in order to be considered for inclusion in the proxy materials.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s annual report or proxy statement is being delivered to two or more stockholders who share an address. The Company will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of annual reports or proxy statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Walter K. Compton
Secretary
Murphy Oil Corporation
P.O. Box 7000
El Dorado, Arkansas 71731-7000
(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Walter K. Compton
Secretary

El Dorado, Arkansas
March 26, 2002

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

EXHIBIT A

MURPHY OIL CORPORATION

2002 ANNUAL INCENTIVE COMPENSATION PLAN

SECTION I. PURPOSE OF THE PLAN

The purpose of the Annual Incentive Compensation Plan for Murphy Oil Corporation is to provide incentive compensation to those officers, executives and key employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders.

SECTION II. DEFINITIONS

Unless the context otherwise indicates, the following definitions shall be applicable:

“Base Salary” means the actual base salary paid during the Plan year as shown in the personnel/payroll records of the Company.

“Board” means the Board of Directors of Murphy Oil Corporation.

“Committee” means the Executive Compensation and Nominating Committee of the Board or any committee of the Board designated by resolution of the Board to administer the Plan.

“Company” means Murphy Oil Corporation (a Delaware corporation), its successors and assigns, and each of its subsidiaries designated by the Committee for participating in this Plan.

“Employee” means any regular employee of the Company.

“Individual Target” means the percent of base salary to be awarded each Participant in the Plan upon achievement of 100% of the Performance Criteria.

“Participant” means any officer, executive or key employee of the Company selected by the Committee to receive an award under the Plan.

“Performance Criteria” means the Return On Capital Employed (ROCE) selected by the Committee for each Plan year the attainment of which is necessary for the payment of awards under the Plan.

“Plan” means the 2002 Murphy Oil Corporation Annual Incentive Compensation Plan.

“Return On Capital Employed (ROCE)” for purposes of this Plan, is computed as a percentage based on the sum of (i) the Company’s annual net income, as adjusted for certain unusual and nonrecurring gains or losses, and (ii) the Company’s after-tax net interest expense, divided by the sum of (i) the balance of the Company’s consolidated stockholders’ equity at January 1 of the respective year, and (ii) the average of the Company’s long-term debt during the respective year.

SECTION III. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee and its decisions shall be final. At the beginning of each Plan year, the President of Murphy Oil Corporation will make recommendations to the Committee regarding the employees to participate in the Plan, their individual targets and the Plan’s Performance Criteria. The Committee will consider and approve or modify these recommendations as appropriate.

At the conclusion of each Plan year, the President of Murphy Oil Corporation will present to the Committee a schedule indicating actual performance results (ROCE) and the recommended award for each Participant. Participants may be added by reason of promotion or hire into a position normally eligible for participation. The Committee will certify whether the Performance Criteria have been achieved, review the recommendations and approve or modify as appropriate. If a Participant’s employment with the Company is terminated for any reason other than death, disability, normal retirement, approved early retirement, or other circumstances as deemed acceptable by the Committee prior to the Committee’s approval of the awards, he/she will be ineligible for receipt of an award. Individuals leaving the Company’s employ for circumstances deemed acceptable will be entitled to a pro rata award based on the number of complete months they were employed during the Plan year.

SECTION IV. PERFORMANCE CRITERIA

The criteria to be used as the measure of Company performance necessary for the payment of awards under the Plan is Return On Capital Employed (ROCE). The formula utilized in establishing the Performance Criteria will include consideration of:

•	The rate of return on risk-free investments (Treasury Bills),

•	A risk premium reflecting the increased return required to invest in equities,

•	The cost of long-term debt, as measured by the Company’s annual interest expense on long term debt, and

•	General industry conditions.

Achievement of 100% of the Performance Criteria will result in payments of 100% of the Individual Target awards. Achievement of 80% of the Performance Criteria will result in payments of 50% of the Individual Target awards, and 120% Performance Criteria achievement will result in payments of 150% of Individual Target awards. Achievement between 80% and 120% of the Performance Criteria will result in proportionate awards. The failure to achieve at least 80% of the Performance Criteria will result in the payment of no awards.

SECTION V. INDIVIDUAL TARGETS

Individual Targets for each participant will be established on the basis of job responsibility, ability to influence Company performance, and competitive compensation practices. Individual Targets will be expressed as a percentage of Base Salary earned in the Plan year. Payments may range between 50% and 150% of the individual target based on Company performance as detailed in the preceding section (Section IV).

Further, pursuant to the recommendation of the President of Murphy Oil Corporation and at its sole discretion, the Committee may modify any individual Participant’s award by increasing or decreasing that award by as much as 25%.

In no event shall any award payable to any Participant for a Plan year exceed $3 million.

SECTION VI. DISCRETIONARY AWARDS

In the event awards are payable to Participants under the Plan, an additional amount equal to 15% of the total formula awards for all participants in the Plan shall be available for the Committee to distribute at its discretion to employees who are otherwise not Participants. Recipients of these discretionary awards will generally be Employees who have made significant contributions to the Company in the Plan year.

SECTION VII. PAYMENT OF AWARDS

Payment of all awards, under this Plan, will be made in a lump sum of cash with appropriate withholding for federal, state, and where required, local income taxes as well as FICA and Medicare contributions. Awards will be paid in a reasonable time, not to exceed ninety (90) days, following the completion of the Plan year.

SECTION VIII. PLAN TERMINATION

The Committee reserves the right to terminate or suspend the Plan at any time, provided that no such suspension or termination shall affect rights to receive any amounts to which Participants have become entitled prior to such suspension or termination.

SECTION IX. MISCELLANEOUS

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his/her right to receive any award made under the Plan.

No Participant shall have any lien on any assets of the Company by reason of any award made under the Plan.

Neither the Plan nor any award made under the Plan shall create any employment contract or relationship between the Company and any participant, or affect in any manner the rights of the Company with respect to the termination of employment of any Participant.

[LOGO] MURPHY OIL CORPORATION		CONTROL NUMBER

[BARCODE]		000000 0000000000 0 0000

MR A SAMPLE		000000000.000 ext
DESIGNATION (IF ANY)		000000000.000 ext
ADD 1		000000000.000 ext
ADD 2		000000000.000 ext
ADD 3		000000000.000 ext
ADD 4		000000000.000 ext
ADD 5		000000000.000 ext
ADD 6
Holder Account Number
Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.	[A B C] [1 2 3] [X]	C 1234567890 J N T
[BARCODE]

	[_]	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

[A] Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1.The Board of Directors recommends a vote FOR each of the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - G.S. Dembroski	[_]	[_]	05 - M.W. Murphy	[_]	[_]	09 - D.J.H. Smith	[_]	[_]
02 - C.P. Deming	[_]	[_]	06 - R.M. Murphy	[_]	[_]	10 - C.G. Theus	[_]	[_]
03 - H.R. Hart	[_]	[_]	07 - W.C. Nolan, Jr.	[_]	[_]
04 - R.A. Hermes	[_]	[_]	08 - W.L. Rosoff	[_]	[_]

[B]	Issues
The Board of Directors recommends a vote FOR each of the listed proposals.

		For	Against	Abstain			For	Against	Abstain
2.	Approve the Company’s Annual	[_]	[_]	[_]	4.	Approve the appointment of	[_]	[_]	[_]
	Incentive Compensation Plan					KPMG LLP as independent
	and the performance criteria					auditors.
thereof.

3.	Approve the performance	[_]	[_]	[_]
criteria for the Long-Term
Incentive Plan.

[C]	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title. Please return promptly.

Signature 1	Signature 2	Date (dd/mm/yyyy)

[________________________]	[________________________]	[________________________]

A5801	1 U P X

Proxy - Murphy Oil Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 8, 2002

The stockholder(s) whose name(s) appears on the reverse side hereby appoints R. Madison Murphy and Claiborne P. Deming, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 8, 2002, at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

IMPORTANT – This Proxy, if mailed, must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2, 3 AND 4.

(continued on reverse side)

INSTRUCTIONS FOR VOTING BY TELEPHONE, INTERNET OR MAIL

Murphy Oil Corporation encourages you to take advantage of new and convenient ways to vote your shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed below to vote your shares. This year, voting has been made easier than ever.

[GRAPHIC] VOTE BY PHONE

  Call toll free at 1-877-482-6137 using a touch-tone telephone to vote 24 hours a day, 7 days a week. Have your proxy card and social security number in hand when you call. Please enter the 6-digit Control Number which is located below.
Option 1:	To vote as the Board of Directors recommends on ALL proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 0.

Option 2:	If you selected 0 to vote on each proposal separately, you will hear these instructions: Proposal 1 (Election of Directors)-
To vote FOR all nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on the proxy card (reverse) next to the name of the nominee you DO NOT wish to vote for. Once you have completed voting for directors, press 0.
The Board of Directors recommends a vote FOR Proposal 1.

Proposal 2 (Approve the Company’s Annual Incentive Compensation Plan and the performance criteria thereof)-
To vote FOR, press 1; to vote AGAINST press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.
The Board of Directors recommends a vote FOR Proposal 2.

Proposal 3 (Approve the performance criteria for the Long-Term Incentive Plan)-
To vote FOR, press 1; to vote AGAINST press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.
The Board of Directors recommends a vote FOR Proposal 3.

Proposal 4 (Approve the appointment of KPMG LLP as independent auditors)-
To vote FOR, press 1; to vote AGAINST press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.
The Board of Directors recommends a vote FOR Proposal 4.

CONTROL NUMBER

If you vote by telephone or Internet, please do not mail your proxy card.
THANK YOU FOR VOTING

[GRAPHIC] VOTE BY INTERNET

It’s fast, convenient, and your vote is immediately confirmed and posted. Just follow these 4 easy steps:

1. Read the accompanying Proxy Statement.

2. Go to the following website:

www.computershare.com/us/proxy

3. Enter the information requested on your computer screen, including your 6-digit

Control Number located below.

4. Follow the simple instructions on the Screen.

[GRAPHIC] VOTE BY MAIL

Please vote, sign, date and return your proxy card using the enclosed postage-paid envelope.

007QHB